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                                                                   EXHIBIT 1(b)

                            PACIFIC GLOBAL FUND, INC.

                 AMENDMENT ONE TO THE ARTICLES OF INCORPORATION


      Pacific Global Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereafter called the "Corporation"), hereby amends, effective immediately, its Articles of Incorporation for the purpose of redesignating and reclassifying the one hundred million (100,000,000) unissued shares of the Corporation that were divided and classified as the series of common stock bearing the designation Corporate Bond Fund into the series of common stock bearing the designation Income Fund. All such shares have the same powers, preferences, other special rights, qualifications, restrictions and limitations set forth in Article Fifth of the Articles of Incorporation.

      ARTICLE Fifth, Section (A) of the Corporation's Articles of Incorporation is hereby amended by striking out Article Fifth, Section (A) and inserting the following in lieu thereof:

      (A) GENERAL. The total number of shares of stock which the Corporation, by resolution or resolutions of the Board of Directors, shall have authority to issue is One Billion (1,000,000,000) shares, par value One Cent ($0.01) per share, such shares having an aggregate par value of Ten Million Dollars ($10,000,000). All such shares are herein classified as "Common Stock," subject, however, to the authority hereinafter granted to the Board of Directors to classify or reclassify any such shares, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any series or class within a series ("class") that the Corporation has authority to issue, and to authorize that all such shares of stock be issued as shares of one or more series of one or more classes designated as the Board of Directors may determine. Five hundred million (500,000,000) shares of Common Stock shall be divided equally among five series as set forth below:

          SERIES                                     NUMBER OF SHARES
          ------                                     ----------------
          Government Securities Fund                 100,000,000
          Income Fund                                100,000,000
          Balanced Fund                              100,000,000
          Small Cap Fund                             100,000,000
          Money Market Fund                          100,000,000

      The foregoing amendment was approved by a unanimous vote of the Board of Directors of the Corporation.

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      IN WITNESS WHEREOF, Pacific Global Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on the 29th day of October, 1992 to be effective immediately.

                                          PACIFIC GLOBAL FUND, INC.
WITNESS:


/s/ Thomas H. Hanson                      By: /s/ George A.Henning
------------------------------------         -----------------------------
Secretary                                             President


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      THE UNDERSIGNED, President of Pacific Global Fund, Inc., who executed on behalf of the Corporation Amendment One to the Articles of Incorporation of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Amendment One to the Articles of Incorporation to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                              /s/ George A. Henning
                                             ----------------------------
                                             George A. Henning, President


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